Exhibit 99

GORMAN-RUPP REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Mansfield, Ohio – February 6, 2026 – The Gorman-Rupp Company (NYSE: GRC) reports financial results for the fourth quarter and year ended December 31, 2025.

Fourth Quarter 2025 Highlights

•
Net sales of $166.6 million increased 2.4%, or $3.9 million, compared to the fourth quarter of 2024
•
Net income was $13.7 million, or $0.52 per share, compared to net income of $11.0 million, or $0.42 per share, for the fourth quarter of 2024
o
Adjusted earnings per share1 for the fourth quarter of 2025 and 2024 were $0.55 and $0.42, respectively
•
Incoming orders of $178.2 million increased 9.2%, or $15.1 million, compared to the fourth quarter of 2024

Net sales for the fourth quarter of 2025 were $166.6 million compared to net sales of $162.7 million for the fourth quarter of 2024, an increase of 2.4% or $3.9 million. Sales increased in the majority of our markets, including an increase of $2.8 million in the fire suppression market, $2.2 million in the industrial market, and $1.9 million in the OEM market all due in part to increased demand related to data centers. Sales also increased $2.6 million in the agriculture market and $0.8 million in the repair market. These increases were partially offset by sales decreases of $4.0 million in the municipal market due to the timing of domestic flood control and wastewater projects. Sales also decreased $2.2 million in the construction market primarily due to lower sales into the rental market, and decreased $0.2 million in the petroleum market.

Gross profit was $52.3 million for the fourth quarter of 2025, resulting in gross margin of 31.4%, compared to gross profit of $49.2 million and gross margin of 30.2% for the same period in 2024. The 120 basis point increase in gross margin was driven by a 110 basis point improvement in labor and overhead leverage, due in part to an unusual increase in healthcare related costs in the prior year which did not recur, and a 10 basis point improvement in cost of material driven by a reduction in LIFO2 expense.

Selling, general and administrative (“SG&A”) expenses were $24.4 million and 14.7% of net sales for the fourth quarter of 2025 compared to $25.0 million and 15.4% of net sales for the same period in 2024. SG&A expenses decreased in part due to an unusual increase in healthcare related costs in the prior year which did not recur.

Operating income was $24.8 million for the fourth quarter of 2025, resulting in an operating margin of 14.9%, compared to operating income of $21.1 million and an operating margin of 13.0% for the same period in 2024. The 190 basis point increase in operating margin, compared to the same period in 2024, was driven by improved leverage on labor, overhead, and SG&A expenses due to increased sales and reduced healthcare costs.

Interest expense was $5.4 million for the fourth quarter of 2025 compared to $6.7 million for the same period in 2024. The decrease in interest expense was due primarily to a decrease in outstanding debt.

Other income (expense), net was $1.5 million of expense for the fourth quarter of 2025 compared to $0.7 million of expense for the same period in 2024. Other expense for the fourth quarter of 2025 included non-cash pension settlement charges of $1.2 million.

Net income was $13.7 million, or $0.52 per share, for the fourth quarter of 2025 compared to net income of $11.0 million, or $0.42 per share, in the fourth quarter of 2024. Adjusted earnings per share1 for the fourth quarter of 2025 and 2024 were $0.55 and $0.42 per share, respectively.

Adjusted EBITDA1 was $31.5 million and 18.9% of sales for the fourth quarter of 2025 compared to $29.0 million and 17.8% of sales for the fourth quarter of 2024.

Full year 2025 Highlights

•
Record net sales of $682.4 million increased 3.4%, or $22.7 million, compared to 2024
•
Record net income was $53.0 million, or $2.02 per share, compared to $40.1 million, or $1.53 per share in 2024
o
Adjusted earnings per share1 for 2025 and 2024 were $2.14 and $1.75, respectively
•
Record incoming orders of $728.4 million increased 10.5%, or $69.2 million, compared to 2024
•
Total debt decreased $60.0 million in 2025

Net sales for 2025 were $682.4 million compared to net sales of $659.7 million for 2024, an increase of 3.4% or $22.7 million. Sales increased in the majority of our markets, including sales increases of $8.1 million in the industrial market and $6.6 million in the fire suppression market due in part to increased demand related to data centers. Net sales also increased $5.2 million in the repair market, $4.9 million in the OEM market, $3.4 million in the municipal market, $2.4 million in the agriculture market, and $1.5 million in the petroleum market. Offsetting these increases was a decrease of $9.4 million in the construction market due to a general slowdown in construction activity, including sales into the rental market.

Gross profit was $209.1 million for 2025, resulting in gross margin of 30.6%, compared to gross profit of $204.3 million and gross margin of 31.0% for the same period in 2024. Gross profit for 2025 included $2.7 million of one-time facility optimization costs. The 40 basis point decrease in gross margin was the result of one-time facility optimization costs recognized in the third quarter of 2025.

During the third quarter of 2025, based on changes in the agriculture market over the last few years, we took steps intended to optimize our National Pump Company (NPC) footprint. We reduced the number of NPC operating facilities from six to three and expect this change to result in improved profitability by lowering our fixed operating costs with minimal impact on sales. We have transitioned the NPC facility in Olive Branch, MS to our Patterson Pump Company operations to continue to support the growth we have seen in the fire, municipal and industrial markets. During the third quarter, we recognized $3.0 million in one-time facility optimization costs including inventory rationalization, severance, and facility costs. We expect these changes will result in annualized savings of between $2.0 and $2.5 million in payroll, payroll related, and facility costs.

Selling, general and administrative (“SG&A”) expenses were $101.4 million and 14.9% of net sales for 2025 compared to $100.5 million and 15.2% of net sales for the same period in 2024.

Operating income was $95.4 million for 2025, resulting in an operating margin of 14.0%, compared to operating income of $91.4 million and an operating margin of 13.9% for the same period in 2024. Operating income for 2025 included $3.0 million of facility optimization costs. The 10 basis point increase in operating margin compared to the same period in 2024 was driven by improved leverage on labor, overhead, and SG&A expenses partially offset by facility optimization costs.

Interest expense was $23.4 million for 2025 compared to $33.6 million for the same period in 2024. The decrease in interest expense was due to a series of debt refinancing transactions the Company completed on May 31, 2024, as well as a decrease in outstanding debt.

Other income (expense), net was $2.8 million of expense for 2025 compared to $7.3 million of expense for the same period in 2024. Other expense for 2025 included non-cash pension settlement charges of $1.2 million. Other expense for 2024 included a $4.4 million write-off of unamortized previously deferred debt financing fees and a $1.8 million prepayment fee related to the early retirement of a subordinated credit facility.

Net income was $53.0 million, or $2.02 per share, for 2025, compared to net income of $40.1 million, or $1.53 per share, for 2024. Adjusted earnings per share1 for 2025 and 2024 were $2.14 and $1.75 per share, respectively.

Adjusted EBITDA1 was $128.8 million and 18.9% of sales for 2025 compared to $124.6 million and 18.9% of sales for 2024.

The Company’s backlog of orders was $244.0 million at December 31, 2025 compared to $206.0 million at December 31, 2024. Incoming orders for 2025 were $728.4 million, an increase of 10.5%, or $69.2 million, compared to the same period in 2024.

Net cash provided by operating activities for 2025 was $106.2 million compared to $69.8 million for the same period in 2024. The increase in cash provided by operating activities in 2025 was primarily due to increased net income and an increase in operating liabilities. Capital expenditures for 2025 were $17.4 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2026 are presently planned to be approximately $20.0 - $22.0 million. Total debt decreased $60.0 million during 2025.

Scott A. King, President and CEO, commented, “We are proud to have attained record sales, adjusted earnings per share and incoming orders during the year. Full year sales increased across the majority of our markets and all markets saw an increase in incoming orders. We maintained the record gross margin rates we achieved in 2024 and effectively managed our SG&A costs throughout the year. Cash flow continued to be strong, enabling a $60 million reduction in debt, resulting in a significant decrease in interest expense. Improvements in operating income, combined with reduced interest expense, led to a 22% increase in adjusted earnings per share. As we begin 2026 our outlook remains positive. The 10% increase in incoming orders during 2025 increased our backlog to a healthy $244 million. We expect our municipal market to continue to benefit from infrastructure spending, including strong demand for flood control and storm water management, and expect a number of our markets to continue to benefit from increased demand related to data center construction. Our strong cash flow positions us well to further reduce our debt and interest expense going forward.

“I appreciate the Gorman-Rupp team’s continued efforts to contribute to another successful year, and I am grateful to our customers, suppliers, and shareholders for their on-going support.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

(1) Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as adjusted earnings, adjusted earnings per share, and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted earnings is earnings excluding the write-off of unamortized previously deferred debt financing fees, refinancing costs, facility optimization costs, and non-cash pension settlement charges. Adjusted earnings per share is earnings per share excluding the write-off of unamortized previously deferred debt financing fees per share, refinancing costs per share, facility optimization costs per share, and non-cash pension settlement charges per share. Adjusted EBITDA is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude the write-off of unamortized previously deferred debt financing fees, refinancing costs, facility optimization costs, non-cash pension settlement charges, and non-cash LIFO expense. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. Further, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations and liquidity from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided below is a reconciliation of adjusted earnings, adjusted earnings per share, and Adjusted EBITDA to their respective corresponding GAAP financial measures, which includes a description of actual adjustments made in the current period and the corresponding prior period.

(2) LIFO Inventory Method

The majority of the Company’s inventories are valued on the last-in, first-out (LIFO) method and stated at the lower of cost or market. Current cost approximates replacement cost, or market, and LIFO cost is determined at the end of each fiscal year based on inventory levels on-hand at current replacement cost and a LIFO reserve. The Company uses the simplified LIFO method, under which the LIFO reserve is determined utilizing the inflation factor specified in the Producer Price Index for Machinery and Equipment – Pumps, Compressors and Equipment, as published by the U.S. Bureau of Labor Statistics. Interim LIFO calculations are based on management’s estimate of the expected year-end inflation index and, as such, are subject to adjustment each quarter. When inflation increases, the LIFO reserve and non-cash expense increase.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, retention of supplier and customer relationships and key employees, the ability to service and repay indebtedness, and the anticipated results of our NPC facility optimization efforts. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) growth through acquisitions; (4) the Company’s indebtedness and how it may impact the Company’s financial condition and the way it operates its business; (5) acquisition performance and integration; (6) impairment in the value of intangible assets, including goodwill; (7) defined benefit pension plan settlement expense; (8) LIFO inventory method; and (9) family ownership of common equity; and general risk factors including (10) continuation of the current and projected future business environment; (11) highly competitive markets; (12) availability and costs of raw materials and labor; (13) cybersecurity threats; (14) artificial intelligence risk and challenges that can impact our business; (15) compliance with, and costs related to, a variety of import and export laws and regulations; (16) the impact of U.S. trade policy, including resulting tariffs; (17) environmental compliance costs and liabilities; (18) exposure to fluctuations in foreign currency exchange rates; (19) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (20) changes in our tax rates and exposure to additional income tax liabilities; and (21) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except share and per share amounts)	2025	2024	2025	2024
Net sales	$166,571	$162,704	$682,389	$659,667
Cost of products sold	114,229	113,511	473,242	455,339
Gross profit	52,342	49,193	209,147	204,328
Selling, general and administrative expenses	24,413	25,013	101,416	100,506
Amortization expense	3,080	3,100	12,368	12,379
Operating income	24,849	21,080	95,363	91,443
Interest expense	(5,416)	(6,734)	(23,396)	(33,621)
Other income (expense), net	(1,521)	(668)	(2,803)	(7,329)
Income before income taxes	17,912	13,678	69,164	50,493
Income taxes	4,164	2,701	16,147	10,378
Net income	$13,748	$10,977	$53,017	$40,115

Earnings per share	$0.52	$0.42	$2.02	$1.53

The Gorman-Rupp Company

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
(Dollars in thousands)	2025	2024
Assets
Cash and cash equivalents	$35,083	$24,213
Accounts receivable, net	88,378	87,636
Inventories, net	96,457	99,205
Prepaid and other	13,776	9,773
Total current assets	233,694	220,827
Property, plant, and equipment	134,131	131,822
Other assets	22,192	23,838
Goodwill and other intangible assets, net	470,038	481,982
Total assets	$860,055	$858,469
Liabilities and equity
Accounts payable	$25,885	$24,752
Current portion of long-term debt	23,125	18,500
Accrued liabilities and expenses	49,602	44,275
Total current liabilities	98,612	87,527
Pension benefits	5,149	6,629
Postretirement benefits	24,803	22,178
Long-term debt, net of current portion	284,406	348,097
Other long-term liabilities	32,362	20,238
Total liabilities	445,332	484,669
Shareholders' equity	414,723	373,800
Total liabilities and shareholders' equity	$860,055	$858,469
Shares outstanding	26,312,842	26,227,540

The Gorman-Rupp Company

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(Dollars in thousands)	2025	2024
Cash flows from operating activities:
Net income	$53,017	$40,115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,709	27,897
LIFO expense	4,396	5,142
Pension expense	2,738	2,715
Contributions to pension plan	(2,700)	(5,089)
Stock based compensation	3,579	4,008
Amortization of debt issuance fees	1,181	6,405
Deferred income tax charge (benefit)	10,341	(1,417)
Gain on sale of property, plant, and equipment	(843)	(1,195)
Other	351	387
Changes in operating assets and liabilities:
Accounts receivable, net	877	1,180
Inventories, net	1,179	(2,031)
Accounts payable	452	1,222
Commissions payable	193	(3,603)
Deferred revenue and customer deposits	678	(5,636)
Accrued expenses and other	4,240	(1,801)
Income taxes	(3,875)	2,129
Benefit obligations	2,715	(598)
Net cash provided by operating activities	106,228	69,830
Cash flows from investing activities:
Capital additions	(17,376)	(14,319)
Proceeds from sale of property, plant, and equipment	1,861	2,453
Other	172	-
Net cash used for investing activities	(15,343)	(11,866)
Cash flows from financing activities:
Cash dividends	(19,588)	(19,009)
Treasury share repurchases	(1,152)	(267)
Proceeds from bank borrowings	-	400,000
Payments to banks for borrowings	(60,000)	(443,000)
Debt issuance fees	-	(746)
Other	(118)	(115)
Net cash used for financing activities	(80,858)	(63,137)
Effect of exchange rate changes on cash	843	(1,132)
Net increase (decrease) in cash and cash equivalents	10,870	(6,305)
Cash and cash equivalents:
Beginning of year	24,213	30,518
End of period	$35,083	$24,213

The Gorman-Rupp Company

Non-GAAP Financial Information

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Adjusted earnings:
Reported net income – GAAP basis	$13,748	$10,977	$53,017	$40,115
Write-off of unamortized previously deferred debt financing fees	-	-	-	3,506
Refinancing costs	-	-	-	2,413
Facility optimization costs	-	-	2,309	-
Pension settlement charges	921	-	921	-
Non-GAAP adjusted earnings	$14,669	$10,977	$56,247	$46,034

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Adjusted earnings per share:
Reported earnings per share – GAAP basis	$0.52	$0.42	$2.02	$1.53
Write-off of unamortized previously deferred debt financing fees	-	-	-	0.13
Refinancing costs	-	-	-	0.09
Facility optimization costs	-	-	0.09	-
Pension settlement charges	0.03	-	0.03	-
Non-GAAP adjusted earnings per share	$0.55	$0.42	$2.14	$1.75

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Adjusted earnings before interest, taxes, depreciation and amortization:
Reported net income - GAAP basis	$13,748	$10,977	$53,017	$40,115
Interest expense	5,416	6,734	23,396	33,621
Income taxes	4,164	2,701	16,147	10,378
Depreciation and amortization	6,889	6,924	27,709	27,897
Non-GAAP earnings before interest, taxes, depreciation and amortization	30,217	27,336	120,269	112,011
Write-off of unamortized previously deferred debt financing fees	-	-	-	4,438
Refinancing costs	-	-	-	3,055
Facility optimization costs	-	-	2,960	-
Pension settlement charges	1,166	-	1,166	-
Non-cash LIFO expense	130	1,697	4,396	5,142
Non-GAAP adjusted earnings before interest, taxes, depreciation and amortization	$31,513	$29,033	$128,791	$124,646